EXHIBIT 21

                                  SUBSIDIARIES
                                       OF
                         INDIVIDUAL INVESTOR GROUP, INC.


         Subsidiary                                       State of Organization

Individual Investor Holdings, Inc.                            Delaware

WisdomTree Capital Management, Inc.                           New York

I.I. Strategic Consultants, Inc. (inactive)                   Delaware

WisdomTree Administration, Inc. (inactive)                    Delaware

I.I. Interactive, Inc.                                        Delaware

Advanced Marketing Ventures, Inc. (inactive)                  Delaware

WisdomTree Capital Advisors, LLC (inactive)                   New York